Exhibit 99.1

KEY TECHNOLOGY ANNOUNCES FISCAL 2014 YEAR-END AND
FOURTH QUARTER RESULTS

WALLA WALLA, Wash., November 13, 2014 -- Key Technology, Inc. (NASDAQ: KTEC) announced today sales and operating results for fiscal year 2014 and fourth quarter ended September 30, 2014.

Fiscal 2014
Net sales for fiscal 2014 were $118.3 million, a decrease of $18.5 million, or 14%, compared to the $136.8 million reported for fiscal 2013. The Company reported a net loss for fiscal 2014 of $5.4 million, or $0.86 per diluted share, compared to net earnings of $4.0 million, or $0.69 per diluted share, for fiscal 2013.

For the 2014 fiscal year, gross profit was $34.3 million, compared to $46.0 million for fiscal 2013, or 29.0% and 33.7%, respectively, of net sales.

Operating expenses for the year ended September 30, 2014 were $42.3 million, or 35.8% of net sales, compared to $40.2 million, or 29.4% of net sales, for fiscal 2013.

Jack Ehren, President and Chief Executive Officer, stated, “Following our strong performance in the prior year, fiscal 2014 proved to be challenging as the Company experienced a decline in year-over-year revenue and profitability, primarily resulting from a material decline in current spending by our strategic customers in the processed potato market. In addition, even though we experienced a decline in order volumes, we intentionally incurred a higher than normal level of investment in R&D to bring our new developments to field testing in both North America and Europe.”

Fourth Quarter
Net sales for the three months ended September 30, 2014 were $32.6 million, a decrease of $9.4 million, or 22%, compared to the $42.0 million reported for the same quarter last year. The Company reported a net loss for the fourth quarter of $0.1 million, or $0.01 per diluted share, compared with net earnings of $1.3 million, or $0.21 per diluted share, in the same period a year ago.

Gross profit for the fourth quarter of fiscal 2014 was $9.7 million compared to $13.4 million in the corresponding period last year, or 29.8% compared to 32.0%, respectively, of net sales.

Operating expenses for the quarter ended September 30, 2014 were $9.9 million, or 30.4% of net sales, compared to $11.5 million, or 27.3% of net sales, in the same quarter last year.

Orders and Backlog
Orders received for the fiscal year ended September 30, 2014 were $110.5 million, compared to $126.9 million in fiscal 2013. New orders received during the fiscal 2014 fourth quarter were $24.0 million, compared to $25.2 million in the same period last year. As of September 30, 2014, the Company's backlog was $18.1 million, compared to $25.2 million at September 30, 2013.

Ehren commented, “Despite our lower beginning backlog, in fiscal 2015 we expect year-over-year double-digit bookings growth, and we continue to be confident in returning Key to profitability. We see activity beginning to return in the processed potato industry, most likely during the latter half of fiscal 2015. We also anticipate opportunities for growth in our processed fruit and vegetable, and nuts and dried fruit markets globally. In addition, we expect to begin realizing positive impact from our new product developments in late fiscal 2015. Aligned with our focus on profitability and shareholder value, we continue to take proactive steps to drive down operating expense levels and, most notably, we expect R&D expense to return to more normalized run rates of 6% to 8% of sales in fiscal 2015, as we bring our new developments to market.”

Conclusion
Ehren concluded, “After the market challenges of fiscal 2014, Key Technology has emerged poised to capitalize on the investments we have made in our products and team in the past two years. We remain committed to building on our strong foundation for the future to provide world-class products and service to our customers and generate a compelling return for our shareholders.”

Conference Call
The Company's conference call related to the fiscal 2014 year-end and fourth quarter results can be heard live on the Internet at 2:00 p.m. Pacific Time on Thursday, November 13, 2014.

To access the audio webcast:

Phone -	Q&A participation:
Toll-Free: 877-341-5668
International: 224-357-2205
Internet - Audio webcast:
        http://www.key.net/investors/investor-events/default.html
Replay - Available through Thursday, November 27, 2014
Phone (audio only):
Toll-Free: 855-859-2056
International: 404-537-3406
Internet (audio only):
http://www.key.net/investors/investor-events/default.html

About Key Technology
Key Technology (NASDAQ: KTEC) is a global leader in the design and manufacture of process automation systems including digital sorters, conveyors, and processing equipment. Applying processing knowledge and application expertise, Key helps customers in the food processing and other industries improve quality, increase yield, and reduce cost. An ISO-9001 certified company, Key manufactures its products at its headquarters in Walla Walla, Washington, USA; and in Beusichem, the Netherlands; Hasselt, Belgium; and Redmond, Oregon, USA. Key offers customer demonstration and testing services at five locations including Walla Walla, Beusichem, and Hasselt as well as Sacramento, California, USA and Melbourne, Australia; and maintains a sales and service office in Santiago de Queretaro, Mexico.

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements may relate to expected results of operations or gross margins; expected trends in sales, orders, earnings and other financial measures; projected expenses, including general and administrative expenses; national and international economic conditions;

the effect of foreign exchange fluctuations; or other future occurrences. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of economic, competitive and governmental risks and uncertainties. These risks and uncertainties include, among other things, industry consolidation increasing competition in the food processing equipment industry; advances in technology by competitors adversely affecting our sales and profitability; a variety of factors that could increase our cost of operations and reduce gross margins and profitability, including expansion into new markets, complex projects and applications, and integrated product offerings; acquisitions that may harm our operating results; the failure of our independent sales representatives to perform as expected, thereby harming our net sales; our dependence on certain suppliers leaving us temporarily without adequate access to raw materials or products; significant investments in unsuccessful research and development efforts adversely affecting our business; and increased or unanticipated costs associated with product warranties adversely affecting our profitability. These and other risk factors are discussed in our filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended September 30, 2013. We undertake no obligation to update or revise any forward-looking statements in this press release as a result of subsequent developments, except as may be required by law.

Contact Information:
Jeff Siegal
Vice President and Chief Financial Officer
Key Technology, Inc.
150 Avery Street
Walla Walla, WA 99362 USA
Tel: 509-394-3300
Email: jsiegal@key.net
URL: www.key.net

News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Year Ended September 30,		Three Months Ended September 30,
	2014	2013	2014	2013

Net sales	$118,258	$136,783	$32,643	$42,012
Cost of sales	83,961	90,739	22,930	28,565
Gross profit	34,297	46,044	9,713	13,447
Operating expenses:
Sales and marketing	18,721	18,976	4,172	5,079
Research and development	11,564	9,647	2,723	2,789
General and administrative	10,286	10,594	2,587	3,178
Amortization of intangibles	1,738	996	426	427
Total operating expenses	42,309	40,213	9,908	11,473
Gain (loss) on disposition of assets	7	42	5	(8)
Income (loss) from operations	(8,005)	5,873	(190)	1,966
Other income (expense)	(242)	(460)	9	(198)
Earnings (loss) before income taxes	(8,247)	5,413	(181)	1,768
Income tax expense (benefit)	(2,834)	1,402	(93)	473
Net earnings (loss)	$(5,413)	$4,011	$(88)	$1,295
Net earnings (loss) per share
- basic	$(0.86)	$0.69	$(0.01)	$0.21
- diluted	$(0.86)	$0.69	$(0.01)	$0.21

Shares used in per share calculation - basic	6,295	5,836	6,305	6,170
Shares used in per share calculation - diluted	6,295	5,855	6,305	6,218

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	September 30, 2014	September 30, 2013

Cash and cash equivalents	$9,741	$17,601
Trade accounts receivable, net	12,557	17,725
Inventories	26,673	27,921
Total current assets	59,993	72,573
Property, plant and equipment, net	16,652	17,259
Goodwill	11,222	11,821
Intangible assets, net	8,656	10,982
Total assets	98,345	114,624
Total current liabilities, including current portion of long-term debt	21,790	30,235
Long-term debt	4,733	5,612
Shareholders' equity	$68,168	$73,125

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